AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                     CASH MANAGEMENT SUB-ADVISORY AGREEMENT


Amendment executed as of the 11th day of March, 2002 to the Cash Management Sub-Advisory Agreement executed and entered into by and between Principal Management Corporation, an Iowa corporation, and Principal Capital Income Investors, LLC, an Iowa Corporation, on the 15th day of September, 2000 is hereby amended by deleting Schedule A thereto and inserting the following Schedule A in lieu thereof:


                                   Schedule A

PCII provides cash management investment advisory services for each Series of Principal Investors Fund, Inc. identified below:

         Series

Balanced Fund
International EAFE Index Fund
International Emerging Markets Fund
International Fund I
International SmallCap Fund
LargeCap Blend Fund
LargeCap Growth Fund
LargeCap S&P 500 Index Fund
LargeCap Value Fund
MidCap Blend Fund
MidCap Growth Fund
MidCap S&P 400 Index Fund
MidCap Value Fund
Preferred Securities Fund
Real Estate Fund
SmallCap Blend Fund
SmallCap Growth Fund
SmallCap S&P 600 Index Fund
SmallCap Value Fund
Technology Fund


IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first written above.


Principal Management Corporation        Principal Capital Income Investors, LLC

by:  /s/ A. S. Filean                   by:    /s/ David M. Blake
   -------------------------------         -------------------------------------
     A. S. Filean,                           David M. Blake,
     Senior Vice President                   Managing Director